QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.2

ALTERNATIVE RESOURCES CORP
Moderator: George Watts
April 10, 2003/10:00 a.m. CDT

ALTERNATIVE RESOURCES CORP

April 10, 2003
10:00 a.m. CDT

Coordinator	Good morning and thank you all for standing by. All parties will be able to listen only until the question and answer session of today's call. Today's call is being taped. If anyone has any objections, please disconnect at this time. I'd like to introduce your conference hosts, Mr. George Watts and Mr. Steve Purcell. Gentlemen, you may begin.
G. Watts
Thank you and good morning. Joining me on today's call will be Steve Purcell, our Chief Financial Officer. We will discuss the actions that we've taken, to position the company to better capture future IT spending and have a more robust product offering in a revitalized sales organization. Then we'll take your questions. But first I'd like to turn the call over to Steve Purcell, who will review our fourth quarter and full year financial results.
S. Purcell
Thanks, George. Before we get started, let me remind you that except for historical information, all of the statements, expectations and assumptions contained in the foregoing conference call are forward-looking statements that involve a number of risks and uncertainties. Although the company has used its best efforts to be accurate in making those forward-looking statements, it is possible that the assumptions made by management may not materialize.

In addition, the information set forth in the company's Form 10-K for the fiscal year ended December 31, 2001, describes certain additional risks and uncertainties that could cause actual results to vary materially from the future results covered in such forward-looking statements. Let me remind everyone that our press release, along with our financial data, is available on our Web site, which is ARCnow.com.

The IT staffing industry continued to experience a very difficult operating environment. Throughout the industry, revenue levels were depressed and margins were under considerable pressure. We experienced both of those situations. Revenue for the fourth quarter was $39.2 million, which was down from the $46.1 million in the fourth quarter of last year. Our IT staffing, which is our time and material business, had revenue of $18.8 million, down from the $27.2 million last year. The IT staffing business did, however, experience an increase sequentially from the third quarter of 2002.

Solutions revenue was $20.4 million, up from the $18.9 million last year and is the second year in a row that our solutions business has grown year over year in the fourth quarter. Revenue for the full year 2002 was $158.7 million, down 24% from the $209 million in 2001.
IT staffing had revenue of $80 million, down 42.5% from the $139.2 million in 2001. IT solutions revenue was $78.7 million, up 12.6% from the $69.9 million last year.

In the fourth quarter, the company also recorded a reserve for a dispute with a major customer. The amount of the reserve, one million dollars, was an estimate to cover potential settlement costs. The effect of this reserve was to reduce revenue. The dispute is at this date unresolved, and I'll talk about that in a little more detail, later on.

Gross margin for the quarter was 24.9%, down from last year's 29.8% and also down from the previous quarter's 27.2%. The most significant contributing factor to the decrease in margin from the third quarter is the one million dollar adjustment I just mentioned. On a year to date basis, gross margin has dropped from 28.7% in 2001, to 26.9% in 2002. On a year to date basis, we experienced margin pressure in all our service offerings, except for our break/fix business.

During the third quarter, the company announced the reorganization of its service delivery organization. This organization was previously responsible for facilitating the administrative tasks associated with maintaining a consulting work force.

In order to more effectively deal with the administration of a nationwide workforce and customer environment, the company had developed the Knowledge Center that is responsible for inward, that is employee and outward, that is customer, issues. These issues range from personnel matters, such as employee benefits and payroll, to billing and credit matters. This enterprise wide service center, allowed the company to streamline its operations, by centralizing virtually all administrative functions.

In this restructure, the company eliminated 60 field and corporate personnel and freed up a substantial amount of office space. This reorganization became fully effective during the fourth quarter. Consequently, we were able to significantly reduce our SG&A expenses. SG&A expenses for the quarter were $10.1 million, down 25% from the $13.7 million last year. For all of the year 2002, our SG&A expenses were $45.2 million, down by $14.2 million from last year's $59.4 million.

By effectively utilizing our functional model, implementing new processes and reorganizing our delivery system, we have dramatically altered our cost structure. The operating loss for the quarter was $684,000 and included the one million dollar reserve for the customer dispute and an additional $305,000 to the restructuring reserve. This additional charge was for severance and stay bonuses that could not be recorded at the end of the third quarter. There are no additional charges to be taken, relative to this event. Absent these specific two items, our operating results would have been positive for the quarter.

The decrease in operating results between 2001 and 2002 was due to the charges I just mentioned, coupled with a decrease in revenue and gross margins. The reduction in SG&A, although significant, was not enough to offset those other two factors. Net loss for the quarter was $3.8 million, compared to a loss of $1.2 million in the fourth quarter of 2001.

During the fourth quarter, we recorded a tax provision of $2.1 million, on losses of $1.7 million. We recorded this provision, so that our 2002 tax benefit of $1.1 million represented the amount of tax refunded to the company. Although the company has over $18 million in net operating loss carry-forwards, we recognize no benefit on the books.

An evaluation allowance was established for the net deferred tax assets, given the uncertainty with respect to the future realization of these deferred tax assets, particularly the net operating losses, given that we have no remaining carry-back potential and the inability to accurately forecast taxable income over the 20 year net operating loss carry-forward period. The benefit of the operating losses will be recognized, as income is realized in future periods.

Earnings per share for the fourth quarter was a loss of $0.22, as compared to a loss of $0.07 in the fourth quarter of 2001. For the year, the earnings per share loss was $0.65, as compared to a loss of $0.18 in 2001. In 2002, the company recorded a restructuring charge of $6.1 million, most of which was taken in the third quarter. During the fourth quarter, we recorded an additional charge of $305,000, as I just mentioned, for the restructuring that we previously announced.

Let me talk about the balance sheet for just a moment. Accounts receivable have increased by $180,000 from the third quarter, with DSO increasing by about two days. At year-end, there was approximately $5.6 million in receivables from the customer with whom the company is having a dispute. Since year-end, we have received approximately $1.7 million and have recorded additional revenue of about $1.4 million, relative to this customer. The customer, however, has chosen not to pay, even the undisputed amounts, while the litigation proceeds. The company intends to use all legal means to bring this to a quick and equitable solution.

Long-term debt has remained relatively unchanged at $27.1 million since the third quarter. Subsequent to the year-end, the company was able to reduce the long-term debt by approximately $12 million, due to a funding arrangement with IBM Global Financing. The company entered into an agreement with IBM that reduces the payment terms by 30 days, in exchange for the payment of a discount fee.

Let me discuss for a few minutes, the factors that caused the delay in filing our 10-K and the release of our fourth quarter earnings. As I discussed on several occasions during this call, the company became involved in a dispute with a major customer and partner, regarding the payment of invoices. This dispute unfortunately resulted in the company filing suit for non-payment of the amounts owed and a countersuit from the customer.

In light of this situation, the company recorded reserve for settlement costs. Recording this reserve caused the company to fall outside its covenants and further cause the lending institution to exclude the disputed receivable from its borrowing base. Subsequent to year-end, the company has worked with its lending institution and has received covenant waivers as of year-end, as well as resets to the covenants going forward, recognizing the effects of this dispute.

In addition, the company has obtained a guarantee from its equity partners, Winchurch Capital, for the over advance created by the removal of the disputed receivable from its borrowing base. The company needed to accomplish these tasks, before it could finalize its 1231 financial statements.
With that, I'll turn the call back over to, George.
G. Watts
Thanks, Steve. Our progress for the past year was in constructing the architecture for future success, and that's what this past year has been all about. That architecture included an expanded product offering. That is our enterprise lifecycle services; a reorganized and reenergized sales force; better training in a restructured delivery organization.

I'll elaborate on each of these first, but let comment on the very disappointing dispute Steve mentioned with one of our major customers. Every negative is counterbalanced, I believe, by something constructive. As a company, we are now stronger from the experiences we garnered from this dispute. In the future, we will ensure that all partnering relationships cultivate reciprocity from the beginning and are founded on similar principles.

A more encouraging front lies in the resurgence and forward momentum of our sales activities. Each sales region is making qualitative and quantitative progress, and there is a steady development towards improved profitability. Over the last several quarters, we've begun building a substantial pipeline of business opportunities. Our task now is to exploit these opportunities and get deals, particularly large deals, closed.

We've rebuilt almost the entire sales management team. Better management through coaching, improved metrics and a clearly articulated go to market strategy are showing results. Our market strategy is expressed through the formulation and articulation of our Enterprise Lifecycle Services (ELS). ELS represents a seamless linkage of ARC's legacy point solutions into a fully integrated solution, to solve a broad range of our client's needs. As a result, ARC can now offer an integrated suite of services, encompassing all the support surrounding desktop and server technology.

From the initial technology deployment, through help desk, desk side support and break/fix, ARC can support any aspect of an organization's desktop technology. No longer do our account managers approach mid-market clients with silo offerings. Our AM's now present a full-service, solution-oriented selling, value proposition from the beginning. In the past, clients have viewed our capabilities myopically, whatever services the client received from ARS is how they defined us.

Clients tend to define vendors core expertise and usually don't hold more than one perception of the company in their mind. For example, if they bought help-desk service, we were defined as a help-desk company. If they bought staffing, we were categorized as a staffing company. If they bought a technology deployment, we were a deployment company.

With ELS, we now present ourselves to the middle-market, as a full-service IT infrastructure support company. This new message is resounding internally with our sales executives and externally with both old and new clients. We are now making it onto the long list of vendors for our full range of solutions offerings and hopefully, we'll get a shot a broader business opportunities since the client no longer pigeonholes us. We will continue to be a point solution company for the Fortune 1000, offering what we still consider to be our value proposition, quality services at an attractive price point.

I understand as a CEO, how challenging the business environment is today. All IT organizations are experiencing the stress of being asked to do more with less, with little relief in sight. Corporations now expect IT to deliver quality with fewer resources. I respect the fact that the business environment is demanding tough decisions. We believe that our virtual functional business model and our go to market strategy, emphasizing verticals in each of our divisions and reference space selling, is what clients are asking for today.

In order to upgrade our sales force's ability to sell more solution engagements in addition to staff augmentation, we invested in sales training. This extensive program was executed entirely by ARC's internal subject matter experts. The program focused on product knowledge, consultative selling skills and market strategy. One hundred and ten outwardly facing people, account managers, solution design consultants and various selected operational employees all attended this demanding curriculum. The ratings were universally positive, and we're seeing an uplift in our sales aggressiveness, cold-calling, appointment generation and pipeline.

Activity leads to results and activity is improving. We've now replaced 40% of our account managers in the past six months. It takes up to a year for a solutions deal sales-cycle, but our people are doing the tough spade work and articulating the ARC value proposition to C-Level executives. These executives are now much more open to the concept of value and saving money; and we're getting key sales appointments than ever.

We're also redesigning our delivery organization, to better support our sales activities in the ELS product line. Previously, ARC's delivery organization was service line centric, organized as silos around our service lines. This was an appropriate evolutionary step from our staffing legacy. However, our new, fully integrated, enterprise lifecycle service offerings dictate that we create a more outward facing delivery organization. To accomplish this evolution, we have initiated a corporate-wide project, encompassing a number of small cross- functional teams, working to create the new ELS delivery model. We expect to have the new organization in place by the end of Q2.

Sometimes I think it's possible to overlook the fact that despite very difficult times, ARC has grown it's breadth of products and retained the scalability, to meet the needs of both small and large organizations. Some interesting facts, ARC touched over 500,000 desktops in 2002 in support of our clients' projects. We handled over 200,000 break/fix calls; provided an Internet service desk, to support over 1.2 million users; and we're entrusted with handling the communication and resolution process for over 120,000 incidents per month. ARC continues to get the highest quality ratings from independent organizations and our customers.

Yes, the year 2002 continued to be a very difficult operating environment, but ARC continued to progress in positioning itself for the future. I believe 2003 will continue to be tough, although some research organizations seem to believe that there will be a pickup later this year, as the political challenges facing our country stabilize, which now certainly appears to be the case.

In summary, I'm pleased with our continuing resurgence and progress towards becoming a more sales driven company. We have positive, energized and motivated culture, particularly out in the field. Our COO, Vic Fricas, and I are increasingly out in the field, selling and supporting our sales team and this, too, is really beginning to pay off.

The executive has coalesced more than ever; we're on the same page and functioning as a real team. We look forward to our next quarter and remain cautiously optimistic, despite our sluggish economy, particularly in the IT sector.
With that, I would like to open it up to any question that anyone might have. Thank you.
Coordinator	Our first question comes from Tony Steadman.
T. Steadman	Can you explain in a little bit more detail, how you restructured you debt?

S. Purcell
I'll go into that a bit, Tony. The only restructuring, really, that we talked to was the issue at IBM. We worked pretty closely with IBM Global Financing. IBM, their agreement calls for payment in 45 days. We do a fair amount of work with IBM as you may recall, not all of which is recorded on the revenue line, because of the pass-through business that we do. But it is carried gross, both in our receivables and payables, so we tend to have a fairly large receivable with IBM. We worked with Global Financing and put together a program, where they will now pay us in 15 days, as opposed to 45. So we pulled 30 days worth of receivables in and we were able to reduce our debt with that.
Coordinator	At this time there are no further questions.
G. Watts	Thank you very much. We certainly appreciate the opportunity to speak with you today and we look forward to our next earnings call. Thank you all very much and have a good day.

QuickLinks

  Exhibit 99.2
ALTERNATIVE RESOURCES CORP April 10, 2003 10:00 a.m. CDT